AMENDMENT DATED MAY 1, 1998

                                       TO

                          INVESTMENT ADVISORY AGREEMENT

                                     BETWEEN

                                COVA SERIES TRUST

                                       AND

                      COVA INVESTMENT ADVISORY CORPORATION

     WHEREAS, pursuant to Section 1(a) of the Investment Advisory Agreement by and between COVA SERIES TRUST (the "Trust"), formerly VAN KAMPEN MERRITT SERIES TRUST, and COVA INVESTMENT ADVISORY CORPORATION (the "Adviser") dated May 1, 1996 (the "Advisory Agreement"), the Trust seeks to employ the Adviser to act as investment adviser for one additional Sub-Trust;

     NOW THEREFORE, said Advisory Agreement is hereby amended with the addition of the following Sub-Trust to Section 1(a):

                        Emerging Markets Equity Portfolio

     In addition the following Fee Schedule is added as an Exhibit to the Advisory Agreement pursuant to Section 2(a):

                                    EXHIBIT V

                                COVA SERIES TRUST
                        EMERGING MARKETS EQUITY PORTFOLIO

     In accordance with Section 2(a) of the Investment Advisory Agreement dated May 1, 1996, as amended, the Emerging Markets Equity Portfolio shall pay to the Adviser at the end of each calendar month an investment management fee of 1.25% of the first $25 million of the average daily net assets and 1.05% of the average daily net assets over $25 million of the Emerging Markets Equity Portfolio.

     IN WITNESS WHEREOF, the Trust and the Adviser have caused this Amendment to be executed on the day and year first above written.

COVA INVESTMENT                                    COVA SERIES TRUST
ADVISORY CORPORATION

By:______________________________                  By:__________________________

Its:______________________________                 Its:_________________________